Exhibit 9(i) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                              Amended and Restated
                         SHAREHOLDER SERVICES AGREEMENT


       THIS AGREEMENT, amended and restated as of the first day of September, 1995, (originally made and entered into as of the first day of March, 1994), by and between those investment companies listed on Exhibit 1, as may be amended from time to time, having their principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 and who have approved this form of Agreement (individually referred to herein as a "Fund" and collectively as "Funds") and Federated Shareholder Services, a Delaware business trust, having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 ("FSS").

1. The Funds hereby appoint FSS to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds ("Services"). In addition to providing Services directly to shareholders of the Funds, FSS is hereby appointed the Funds' agent to select, negotiate and subcontract for the performance of Services. FSS hereby accepts such appointments. FSS agrees to provide or cause to be provided Services which, in its best judgment (subject to supervision and control of the Funds' Boards of Trustees or Directors, as applicable), are necessary or desirable for shareholders of the Funds. FSS further agrees to provide the Funds, upon request, a written description of the Services which FSS is providing hereunder.

     2. During the term of this Agreement, each Fund will pay FSS and FSS agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate, calculated daily and payable monthly, up to 0.25% of 1% of average net assets of each Fund.

         For the payment period in which this Agreement becomes effective or terminates with respect to any Fund, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Fund during the month.

3. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year only if the form of this Agreement is approved at least annually by the Board of each Fund, including a majority of the members of the Board of the Fund who are not interested persons of the Fund ("Independent Board Members") cast in person at a meeting called for that purpose.

          4. Notwithstanding paragraph 3, this Agreement may be terminated as follows:

         (a) at any time, without the payment of any penalty, by the vote of a majority of the Independent Board Members of any Fund or by a vote of a majority of the outstanding voting securities of any Fund as defined in the Investment Company Act of 1940 on sixty
                (60) days' written notice to the parties to this Agreement;

         (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

     (c) by any party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

5. FSS agrees to obtain any taxpayer identification number certification from each shareholder of the Funds to which it provides Services that is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide each Fund or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

6. FSS shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. FSS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FSS, who may be or become a member of such Fund's Board, officer, employee or agent of any Fund, shall be deemed, when rendering services to such Fund or acting on any business of such Fund (other than services or business in connection with the duties of FSS hereunder) to be rendering such services to or acting solely for such Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of FSS even though paid by FSS.

         This Section 6 shall survive termination of this Agreement.

7. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

8. FSS is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of each Fund that is a Massachusetts business trust and agrees that the obligations assumed by each such Fund pursuant to this Agreement shall be limited in any case to such Fund and its assets and that FSS shall not seek satisfaction of any such obligations from the shareholders of such Fund, the Trustees, Officers, Employees or Agents of such Fund, or any of them.

9. The execution and delivery of this Agreement have been authorized by the Trustees of FSS and signed by an authorized officer of FSS, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FSS, but bind only the trust property of FSS as provided in the Declaration of Trust of FSS.

10. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to any Fund and to such Fund at the following address:
         Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention:
         President and if delivered to FSS at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President.

11. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 3 and 4, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

12. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

13. This Agreement shall not be assigned by any party without the prior written consent of FSS in the case of assignment by any Fund, or of the Funds in the case of assignment by FSS, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 14 shall prevent FSS from delegating its responsibilities to another entity to the extent provided herein.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                         Investment Companies
(listed on Exhibit 1)


Attest:  /s/ John W. McGonigle           By: /s/ John F. Donahue
         John W. McGonigle                   John F. Donahue
         Secretary                             Chairman

                                         Federated Shareholder Services


Attest:  /s/ John W. McGonigle           By:   /s/ Glen R. Johnson
         Secretary                             President

                                                                       Exhibit 1



Federated Equity Funds
                               Federated Growth Strategies Fund
                               Class A Shares
                               Class B Shares
                               Class C Shares

                               Federated Small Cap Strategies Fund
                               Class A Shares
                               Class B Shares
                               Class C Shares

                               Federated Capital Appreciation Fund
                               Class A Shares
                               Class B Shares
                               Class C Shares

                               Federated Aggressive Growth Fund
                               Class A Shares
                               Class B Shares
                               Class C Shares






--------
* Source: Investment Company Institute